EXHIBIT 10.18


                        EMPLOYMENT CONTINUATION AGREEMENT


THIS AGREEMENT between Alexander & Alexander Services Inc., a Maryland corporation (the "Company"), and ________________ (the "Executive"), dated as of this 16th day of February 1996.


                              W I T N E S S E T H :


         WHEREAS, the Company has employed the Executive in an officer position and has determined that the Executive holds an important position with the Company;

         WHEREAS, the Company believes that, in the event it is confronted with a situation that could result in a change in ownership or control of the Company, continuity of management will be essential to its ability to evaluate and respond to such situation in the best interests of shareholders;

         WHEREAS, the Company understands that any such situation will present significant concerns for the Executive with respect to his financial and job security;

         WHEREAS, the Company desires to assure itself of the Executive's services during the period in which it is confronting such a situation, and to provide the Executive certain financial assurances to enable the Executive to perform the responsibilities of his position without undue distraction and to exercise his judgment without bias due to his personal circumstances;

         WHEREAS, to achieve these objectives, the Company and the Executive desire to enter into an agreement providing the Company and the Executive with certain rights and obligations upon the occurrence of a Change of Control or Potential Change of Control (as defined in Section 2);

         NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is hereby agreed by and between the Company and the Executive as follows:

          1. Operation of Agreement. (a) Effective Date. The effective date of this Agreement shall be the earlier of the date on which a Potential Change of Control or Change of Control occurs (the "Effective Date"),




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provided that if the Executive is not employed by the Company, or is employed but on a disability leave of absence, on the Effective Date, this Agreement shall be void and without effect.

               (b) Termination of Agreement Following a Potential Change of Control. Notwithstanding Section 1(a), in the event the Effective Date occurs upon a Potential Change of Control, this Agreement shall cease to be effective upon (i) a good faith determination by the Board of Directors of the Company ("Board") that the events giving rise to a Potential Change of Control will not result in the occurrence of a Change of Control or (ii) receipt by the Company of a written notice from the Executive, given after the first anniversary of the occurrence of a Potential Change of Control (but prior to the occurrence of a Change of Control), that he wants the Agreement to cease to be effective. Following such a determination by the Board or receipt of such a notice from the Executive, neither the Company nor the Executive shall have any obligation to the other under this Agreement, unless and until it thereafter again becomes effective by reason of the occurrence of another Potential Change of Control or any actual Change of Control.

               (c) Employee's Election. At the Employee's election, the rights and benefits afforded the Employee under the terms and conditions set forth in this Agreement are in lieu of, and not in addition to, any severance benefits the Employee may be entitled to receive pursuant to any employment agreement or arrangement between the Company and the Employee or any severance plan or arrangement offered by the Company under which the Employee is eligible.

          2. Definitions. (a) Change of Control. For the purposes of this Agreement, a "Change of Control" shall be deemed to have occurred if:

                  (i) Any individual, firm, corporation or other entity, or any group (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "1934 Act")) becomes, directly or indirectly, the beneficial owner (as defined in the General Rules and Regulations of the Securities and Exchange Commission with respect to Section 13(d) and 13(g) of the 1934 Act) of more than 35% of the then outstanding shares of the Company's capital stock entitled to vote generally in the election of directors of the Company; or

                  (ii) The stockholders of the Company approve a definitive agreement for (A) the merger or other business combination of the Company with or into another corporation pursuant to which the stockholders of the Company do not own, immediately after the transaction, more than 50% of the voting power of the corporation



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         that survives and is a publicly owned corporation and not a subsidiary of another corporation, or (B) the sale, exchange or other disposition of all or substantially all of the assets of the Company; or

                  (iii) During any period of two years or less, individuals who at the beginning of such period constituted the Board cease for any reason to constitute at least a majority thereof unless the election, or the nomination for the election by the stockholders of the Company, of each new director was approved by a vote of at least 75% of the directors then still in office who were directors at the beginning of the period;

provided, however, that a "change of control" shall not be deemed to have taken place if beneficial ownership is acquired by, or a tender or exchange offer is commenced or announced by, the Company or any of it is Subsidiaries, any profit-sharing, employee ownership or other employee benefit plan of the Company or any Subsidiary or any trustee of or fiduciary with respect to any such plan when acting in such capacity, or any group comprised solely of such entities.

                  (b) Potential Change of Control. For the purposes of this Agreement, a Potential Change ofControl shall be deemed to have occurred if:

                  (i) a Person commences a tender offer (with adequate financing) for securities representing at least 20% of the voting power of the Company's securities;

                  (ii) the Company enters into an agreement the consummation of which would constitute a Change of Control;

                  (iii) proxies for the election of directors of the Company are solicited by anyone other than the Company; or

                  (iv) any other event occurs which is deemed to be a Potential Change of Control by the Board.

         3. Employment Period. Subject to Section 6 of this Agreement, the Company agrees to continue the Executive in its employ, and the Executive agrees to remain in the employ of the Company, for the period (the "Employment Period") commencing on the Effective Date and ending on the third anniversary of the Effective Date. Notwithstanding the foregoing, if, prior to the Effective Date, the Executive is demoted to a substantially lower position than the position held on the date first set forth above, the Board may declare that this Agreement shall be without force and effect by written



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notice delivered to the Executive (i) within 30 days following such demotion and
(ii) prior to the occurrence of a Potential Change of Control or a Change of Control.


          4. Duties. From and after the Effective Date, the Executive agrees to devote his full attention during normal business hours to the business and affairs of the Company and to use his best efforts to perform faithfully and efficiently the duties and responsibilities reasonably commensurate with his skills, ability and training assigned to him from time to time by the Company, except for (i) time spent in managing his personal, financial and legal affairs and serving on corporate, civic or charitable boards or committees, in each case only if and to the extent not substantially interfering with the performance of such responsibilities, and (ii) periods of vacation and sick leave to which he is entitled. It is expressly understood and agreed that the Executive's continuing to serve on any boards and committees on which he is serving or with which he is otherwise associated immediately preceding the Effective Date shall not be deemed to interfere with the performance of the Executive's services to the Company. During the Employment Period, the Executive's services shall be performed at the location where the Executive was employed immediately preceding the Effective Date.

          5. Compensation. (a) Base Salary. During the Employment Period, the Executive shall receive a base salary at a monthly rate at least equal to the monthly salary paid to the Executive by the Company and any of its affiliated companies immediately prior to the Effective Date. The base salary shall be reviewed at least once each year after the Effective Date, and may be increased (but not decreased) at any time and from time to time by action of the Board or any committee thereof or any individual having authority to take such action in accordance with the Company's regular practices. The Executive's base salary, as it may be increased from time to time, shall hereafter be referred to as "Base Salary". Neither the Base Salary nor any increase in Base Salary after the Effective Date shall serve to limit or reduce any other obligation of the Company hereunder.

                         (b) Annual Bonus. During the Employment Period, in addition to the Base Salary, for each fiscal year of the Company ending during the Employment Period, the Executive shall be afforded the opportunity to receive an annual bonus on terms and conditions no less favorable to the Executive (taking into account reasonable changes in the Company's goals and objectives) than the annual bonus opportunity that had been made available to the Executive for the fiscal year ended immediately prior to the Effective Date (the "Annual Bonus Opportunity"). Any amount payable in respect of the Annual Bonus Opportunity shall be paid as soon as practicable following the year for which the amount (or prorated portion) is

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earned or awarded, unless electively deferred by the Executive pursuant to any deferral programs or arrangements that the Company may make available to the Executive.

                    (c) Long-term Incentive Compensation Programs. During the Employment Period, the Executive shall participate in all long-term incentive compensation programs for key executives at a level that is commensurate with the Executive's participation in such plans immediately prior to the Effective Date, or, if more favorable to the Executive, at the level made available to the Executive or other similarly situated officers at any time thereafter.

                    (d) Benefit Plans. During the Employment Period, the Executive (and, to the extent applicable, his dependents) shall be entitled to participate in or be covered under the Company's employee benefit programs, including, but not limited to, all pension, retirement, deferred compensation, savings, medical, dental, health, disability, group life, accidental death and travel accident insurance plans and programs of the Company and its affiliated companies at a level that is commensurate with the Executive's participation in such plans immediately prior to the Effective Date, or, if more favorable to the Executive, at the level made available to the Executive or other similarly situated officers at any time thereafter.

                    (e) Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the policies and procedures of the Company as in effect immediately prior to the Effective Date. Notwithstanding the foregoing, the Company may apply the policies and procedures in effect after the Effective Date to the Executive, if such policies and procedures are more favorable to the Executive than those in effect immediately prior to the Effective Date.

                    (f) Vacation and Fringe Benefits. During the Employment Period, the Executive shall be entitled to paid vacation and fringe benefits at a level that is commensurate with the paid vacation and fringe benefits available to the Executive immediately prior to the Effective Date, or, if more favorable to the Executive, at the level made available from time to time to the Executive or other similarly situated officers at any time thereafter.

                    (g) Indemnification. During and after the Employment Period, the Company shall indemnify the Executive and hold the Executive harmless from and against any claim, loss or cause of action arising from or out of the Executive's performance as an officer, director or employee of the Company or any of its Subsidiaries or in any other capacity, including any fiduciary capacity, in which the Executive serves at the request of the


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Company to the maximum extent permitted by applicable law and the Company's
Certificate of Incorporation and By-Laws (the "Governing Documents"), provided that in no event shall the protection afforded to the Executive hereunder be less than that afforded under the Governing Documents as in effect immediately prior to the Effective Date.

                  (h) Office and Support Staff. The Executive shall be entitled to an office with furnishings and other appointments, and to secretarial and other assistance, at a level that is at least commensurate with the foregoing provided to other similarly situated officers.

                  6. Termination. (a) Death, Disability or Retirement. This Agreement shall terminate automatically upon the Executive's death, termination due to "Disability" (as defined below) or voluntary retirement under any of the Company's retirement plans as in effect from time to time. For purposes of this Agreement, Disability shall mean the Executive's inability to perform the duties of his position, as determined in accordance with the policies and procedures applicable with respect to the Company's long-term disability plan, as in effect immediately prior to the Effective Date.

                  (b) Voluntary Termination. Notwithstanding anything in this Agreement to the contrary, following a Change of Control the Executive may, upon not less than 30 days' written notice to the Company, voluntarily terminate employment for any reason (including early retirement under the terms of any of the Company's retirement plans as in effect from time to time), provided that any termination by the Executive pursuant to Section 6(d) on account of Good Reason (as defined therein) shall not be treated as a voluntary termination under this Section 6(b).

                  (c) Cause. The Company may terminate the Executive's employment for Cause. For purposes of this Agreement, "Cause" means (i) the Executive's conviction or plea of nolo contendere to a felony; (ii) an act or acts of dishonesty or gross misconduct on the Executive's part which result or are intended to result in material damage to the Company's business or reputation; or (iii) repeated material violations by the Executive of his obligations under Section 4 of this Agreement, which violations are demonstrably willful and deliberate on the Executive's part and which result in material damage to the Company's business or reputation.

                  (d) Good Reason. Following the occurrence of a Change of Control, the Executive may terminate his employment for Good Reason. For purposes of this Agreement, "Good Reason" means the occurrence of any of the following, without the express written consent of the Executive, after the occurrence of a Change of Control:



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                  (i) any failure by the Company to comply with any of the
         provisions of Section 5 of this Agreement, other than an insubstantial or inadvertent failure remedied by the Company promptly after receipt of notice thereof given by the Executive;

                  (ii) the Company's requiring the Executive to be based at any office or location more than 35 miles (or such other distance as shall be set forth in the Company's relocation policy as in effect at the Effective Time) from that location at which he principally performed his services immediately prior to the Change of Control, except for travel reasonably required in the performance of the Executive's responsibilities; or

                  (iii) any failure by the Company to obtain the assumption and agreement to perform this Agreement by a successor as contemplated by
         Section 12(b).

                  (e) Notice of Termination. Any termination by the Company for Cause or by the Executive for Good Reason shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 13(e). For purposes of this Agreement, a "Notice of Termination" means a written notice given, in the case of a termination for Cause, within 10 business days of the Company's having actual knowledge of the events giving rise to such termination, and in the case of a termination for Good Reason, within 180 days of the Executive's having actual knowledge of the events giving rise to such termination, and which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated, and (iii) if the termination date is other than the date of receipt of such notice, specifies the termination date of this Agreement (which date shall be not more than 15 days after the giving of such notice). The failure by the Executive to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason shall not waive any right of the Executive hereunder or preclude the Executive from asserting such fact or circumstance in enforcing his rights hereunder.

                  (f) Date of Termination. For the purpose of this Agreement, the term "Date of Termination" means (i) in the case of a termination for which a Notice of Termination is required, the date of receipt of such Notice of Termination or, if later, the date specified therein, as the case may be, and
(ii) in all other cases, the actual date on which the Executive's employment terminates during the Employment Period.



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                  7. Obligations of the Company upon Termination. (a) Death
or Disability. If the Executive's employment is terminated during the Employment Period by reason of the Executive's death or Disability, this Agreement shall terminate without further obligations to the Executive or the Executive's legal representatives under this Agreement other than those obligations accrued hereunder at the Date of Termination, and the Company shall pay to the Executive (or his beneficiary or estate) (i) the Executive's full Base Salary through the Date of Termination (the "Earned Salary"), (ii) any vested amounts or benefits owing to the Executive under the Company's otherwise applicable employee benefit plans and programs, including any compensation previously deferred by the Executive (together with any accrued earnings thereon) and not yet paid by the Company and any accrued vacation pay not yet paid by the Company (the "Accrued Obligations"), and (iii) any other benefits payable due to the Executive's death or Disability under the Company's plans, policies or programs (the "Additional Benefits").

                  Any Earned Salary shall be paid in cash in a single lump sum as soon as practicable, but in no event more than 30 days (or at such earlier date required by law), following the Date of Termination. Accrued Obligations and Additional Benefits shall be paid in accordance with the terms of the applicable plan, program or arrangement.

                  (b) Cause and Voluntary Termination. If, during the Employment Period, the Executive's employment shall be terminated for Cause or voluntarily terminated by the Executive (other than on account of Good Reason following a Change of Control), the Company shall pay the Executive (i) the Earned Salary in cash in a single lump sum as soon as practicable, but in no event more than 10 days, following the Date of Termination, and (ii) the Accrued Obligations in accordance with the terms of the applicable plan, program or arrangement.

                  (c)  Termination  by the Company other than for Cause and
                       ------------------------------------------------------
Termination by the Executive for GoodReason.
-------------------------------------------

                  (i) Lump Sum Payments. If, during the Employment Period, the Company terminates the Executive's employment other than for Cause, or following a Change of Control the Executive terminates his employment for Good Reason, the Company shall pay to the Executive the following amounts:

                  (A)      the Executive's Earned Salary;

                  (B) an amount equal to the product of (i) the incentive compensation the Executive would have been entitled


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                           to receive under Paragraph 5(b) for the calendar year
                           in which his employment terminates had he remained employed for the entire year and assuming that all targets for such year had been met (the "Target Bonus"), multiplied by (ii) a fraction, the numerator of which is equal to the number of days in the calendar year of the Executive's termination of employment which have elapsed, as of the date of such termination, and the denominator of which is 365 (the "Accrued Bonus");

                  (C) a cash amount (the "Severance Amount") equal to ____ times the sum of

                           (1)      the Executive's annual Base Salary; and

                           (2)      the greater of

                                    (x)   the average of the bonuses payable to
                                          the Executive for the five fiscal
                                          years of the Company (or such lesser
                                          period for which the Executive was
                                          employed, with any bonus payable for
                                          any period of employment of less than
                                          a full fiscal year annualized for the
                                          purposes of this calculation) ending
                                          immediately prior to the Effective
                                          Date; or

                                    (y)   the Target Bonus

                    (D) a cash amount (the "Incremental Retirement Benefit") equal to the present value, calculated using a discount rate equal to the then prevailing applicable Federal rate as determined under Section 1274(d) of the Internal Revenue Code of 1986, as amended (the "Code"), of the additional retirement benefits (including, without limitation, any pension, retiree life or retiree medical benefits) that would have been payable or available to the Executive under any employee benefit plan qualified under Section 401(a) of the Code and under any supplemental retirement plan or arrangement based on (x) the age and service the Executive would have attained or completed had the Executive continued in the Company's employ until the expiration of the Employment Period and, (y) where compensation is a relevant factor, his pensionable compensation at the Date of Termination; and

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                (E)  the Accrued Obligations.

                    The Earned Salary, Accrued Bonus, Severance Amount and Incremental Retirement Benefit shall be paid in cash in a single lump sum as soon as practicable, but in no event more than 30 days (or at such earlier date required by law), following the Date of Termination. Accrued Obligations shall be paid in accordance with the terms of the applicable plan, program or arrangement.


                (ii) Continuation of Benefits. If, during the Employment
         Period, the Company terminates the Executive's employment other than for Cause, or following a Change of Control the Executive terminates his employment for Good Reason, the Executive (and, to the extent applicable, his dependents) shall be entitled, after the Date of Termination until the earlier of (1) the third anniversary of the Date of Termination (the "End Date") and (2) the date the Executive becomes eligible for comparable benefits under a similar plan, policy or program of a subsequent employer, to continue participation in all of the Company's employee and executive welfare and fringe benefit plans (the "Benefit Plans"). To the extent any such benefits cannot be provided under the terms of the applicable plan, policy or program, the Company shall provide a comparable benefit under another plan or from the Company's general assets. The Executive's participation in the Benefit Plans will be on the same terms and conditions that would have applied had the Executive continued to be employed by the Company through the End Date.

                (iii) In the event that the Executive shall in good faith give a Notice of Termination for Good Reason and it shall thereafter be determined that Good Reason did not exist and independent counsel chosen by the Board of Directors of the Company shall have determined after appropriate investigation that Good Reason did not exist, the employment of the Executive shall, unless the Company and the Executive shall otherwise mutually agree, be deemed to have terminated, at the date of giving such purported Notice of Termination, by mutual consent of the Company and the Executive and the Executive shall be entitled to


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         receive only those payments and benefits which he would have been entitled to receive his Earned Salary, Accrued Bonus and Accrued Obligations.

                  (d) Discharge of the Company's Obligations. Except as expressly provided in the last sentence of this Section 7(d), the amounts payable to the Executive pursuant to this Section 7 (whether or not reduced pursuant to Section 7(e)) following termination of his employment shall be in



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full and complete satisfaction of the Executive's rights under this Agreement and any other claims he may have in respect of his employment by the Company or any of its Subsidiaries. Such amounts shall constitute liquidated damages with respect to any and all such rights and claims and, upon the Executive's receipt of such amounts, the Company shall be released and discharged from any and all liability to the Executive in connection with this Agreement or otherwise in connection with the Executive's employment with the Company and its Subsidiaries. Nothing in this Section 7(d) shall be construed to release the Company from its commitment to indemnify the Executive and hold the Executive harmless from and against any claim, loss or cause of action arising from or out of the Executive's performance as an officer, director or employee of the Company or any of its Subsidiaries or in any other capacity, including any fiduciary capacity, in which the Executive served at the request of the Company to the maximum extent permitted by applicable law and the Governing Documents.

                  (e)  Limit on Payments by the Company.

                  (i) Application of Section 7(e). In the event that any amount or benefit paid or distributed to the Executive pursuant to this Agreement, taken together with any amounts or benefits otherwise paid or distributed to the Executive by the Company or any affiliated company (collectively, the "Covered Payments"), would be an "excess parachute payment" as defined in Section 280G of the Code and would thereby subject the Executive to the tax (the "Excise Tax") imposed under Section 4999 of the Code (or any similar tax that may hereafter be imposed), the provisions of this Section 7(e) shall apply to determine the amounts payable to Executive pursuant to this Agreement.

                  (ii) Calculation of Benefits. Immediately following delivery of any Notice of Termination, the Company shall notify the Executive of the aggregate present value of all termination benefits to which he would be entitled under this Agreement and any other plan, program or arrangement as of the projected Date of Termination, together with the projected maximum payments, determined as of such projected Date of Termination that could be paid without the Executive being subject to the Excise Tax.

                  (iii) Imposition of Payment Cap. If (x) the aggregate value of all compensation payments or benefits to be paid or provided to the Executive under this Agreement and any other plan, agreement or arrangement with the Company exceeds the amount which can be paid to the Executive without the Executive incurring an Excise Tax and (y) the Executive would receive a greater net-after tax amount (taking into account all applicable taxes payable by the Executive, including any Excise Tax) by applying the limitation contained in this
         Section 7(e)(iii), then the amounts payable to the Executive under this Section 7 shall be reduced (but not below zero) to the maximum amount which may be paid hereunder without the Executive becoming subject to such an Excise Tax (such reduced payments to be referred to as the "Payment Cap"). In the event that Executive receives reduced payments and benefits hereunder, Executive shall have the right to designate which of the payments and benefits otherwise provided for in this Agreement that he will receive in connection with the application of the Payment Cap.


                  (iv) Application of Section 280G. For purposes of determining whether any of the Covered Payments will be subject to the Excise Tax and e the amount of such Excise Tax,

                    (A) such Covered Payments will be treated as "parachute payments" within the meaning of Section 280G of the Code, and all "parachute payments" in excess of the "base amount" (as defined under Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless, and except to the extent that, in the good faith judgment of the Company's independent certified public accountants appointed prior to the Effective Date or tax counsel selected by such Accountants (the "Accountants"), the Company has a reasonable basis to conclude that such Covered Payments (in whole or in part) either do not constitute "parachute payments" or represent reasonable compensation for personal services actually rendered (within the meaning of Section 280G(b)(4)(B) of the Code) in excess of the "base amount," or such "parachute payments" are otherwise not subject to such Excise Tax, and

                    (B) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of
                         Section 280G of the Code.

                  (v) Applicable Tax Rates. For purposes of determining whether the Executive would receive a greater net after-tax benefit were the amounts payable under this Agreement reduced in accordance with Paragraph 7(e)(iii), the Executive shall be deemed to pay:


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                  (A)      Federal income taxes at the highest applicable
                           marginal rate of Federal income taxation for the calendar year in which the first amounts are to be paid hereunder, and

                  (B) any applicable state and local income taxes at the highest applicable marginal rate of taxation for such calendar year, net of the maximum reduction in Federal incomes taxes which could be obtained from the deduction of such state or local taxes if paid in such year;

         provided, however, that the Executive may request that such determination be made based on his individual tax circumstances, which shall govern such determination so long as the Executive provides to the Accountants such information and documents as the Accountants shall reasonably request to determine such individual circumstances.

                  (vi) Adjustments in Respect of the Payment Cap. If the Executive receives reduced payments and benefits under this Section 7(e) (or this Section 7(e) is determined not to be applicable to the Executive because the Accountants conclude that Executive is not subject to any Excise Tax) and it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding (a "Final Determination") that, notwithstanding the good faith of the Executive and the Company in applying the terms of this Agreement, the aggregate "parachute payments" within the meaning of Section 280G of the Code paid to the Executive or for his benefit are in an amount that would result in the Executive being subject an Excise Tax and the Executive would still be subject to the Payment Cap under the provisions of Section 7(e)(iii), then the amount equal to such excess parachute payments shall be deemed for all purposes to be a loan to the Executive made on the date of receipt of such excess payments, which the Executive shall have an obligation to repay to the Company on demand, together with interest on such amount at the applicable Federal rate (as defined in Section 1274(d) of the Code) from the date of the payment hereunder to the date of repayment by the Executive. If this
         Section 7(e) is not applied to reduce the Executive's entitlements under this Section 7 because the Accountants determine that the Executive would not receive a greater net-after tax

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          benefit by applying this Section 7(e) and it is established pursuant to a Final Determination that, notwithstanding the good faith of the Executive and the Company in applying the terms of this Agreement, the Executive would have received a greater net after tax benefit by subjecting his payments and benefits hereunder to the Payment Cap, then the aggregate "parachute payments" paid to the Executive or for his benefit in excess of the Payment Cap shall be deemed for all purposes a loan to the Executive made on the date of receipt of such excess payments, which the Executive shall have an obligation to repay to the Company on demand, together with interest on such amount at the applicable Federal rate (as defined in Section 1274(d) of the Code) from the date of the payment hereunder to the date of repayment by the Executive. If the Executive receives reduced payments and benefits by reason of this Section 7(e) and it is established pursuant to a Final Determination that the Executive could have received a greater amount without exceeding the Payment Cap, then the Company shall promptly thereafter pay the Executive the aggregate additional amount which could have been paid without exceeding the Payment Cap, together with interest on such amount at the applicable Federal rate (as defined in Section 1274(d) of the Code) from the original payment due date to the date of actual payment by the Company.

                  8. Non-exclusivity of Rights. Except as expressly provided herein, nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company or any of its affiliated companies and for which the Executive may qualify, nor shall anything herein limit or otherwise prejudice such rights as the Executive may have under any other agreements with the Company or any of its affiliated companies, including employment agreements or stock option agreements. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan or program of the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan or program.

                  9. No Offset; No Mitigation. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Executive or others whether by reason of the subsequent employment of the Executive or otherwise.

                  10. Legal Fees and Expenses. If the Executive asserts any claim in any contest (whether initiated by the Executive or by the Company) as to the validity, enforceability or interpretation of any provision of this Agreement, the Company shall pay the Executive's legal expenses (or cause such expenses to be paid) including, without limitation, his reasonable attorney's fees, on a quarterly basis, upon presentation of proof of such expenses in a form acceptable to the Company, provided that the Executive shall reimburse the Company for such amounts, plus simple interest thereon at the 90-day United States Treasury Bill rate as in effect from time to time, compounded annually, if the Executive shall not prevail, in whole or in part, as to at least one material issue as to the validity, enforceability or interpretation of any provision of this Agreement.

                    11. Confidential Information; Noncompetition and Nonsolicitation. By and in consideration of the salary and benefits to be provided by the Company hereunder, including the severance arrangements set forth herein, the Executive agrees that:

              (a) Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, (i) obtained by the Executive during his employment by the Company or any of its affiliated companies and (ii) not otherwise public knowledge (other than by reason of an unauthorized act by the Executive). After termination of the Executive's employment with the Company, the Executive shall not, without the prior written consent of the Company, unless compelled pursuant to an order of a court or other body having jurisdiction over such matter, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it.

              (b)  [This section is intentionally omitted.]

              (c) Nonsolicitation of Employees. During the Employment Period and for 180 days year following the termination of the Employment Period, Executive will not, directly or indirectly, induce any employee of the Company or any of its subsidiaries to terminate employment with such entity, and shall not, directly or indirectly, either individually or as owner, agent, employee, consultant or otherwise, employ or offer employment to any person who is or was employed by the Company or a subsidiary thereof.

                  (d) Company Property. Except as expressly provided herein, promptly following the Executive's termination of employment, the Executive shall return to the Company all property of the Company and all copies thereof in the Executive's possession or under his control.

                  (e) Injunctive Relief and Other Remedies with Respect to Covenants. Executive acknowledges and agrees that the covenants and obligations of Executive with respect to noncompetition, nonsolicitation, confidentiality and Company property relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants and obligations will cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, Executive agrees that the Company shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) restraining Executive from committing any violation of the covenants and obligations contained in this Paragraph 11. These injunctive remedies are cumulative and are in addition to any other rights and remedies the Company may have at law or in equity. In connection with the foregoing provisions of this Paragraph 11, Executive represents that his economic means and circumstances are such that such provisions will not prevent him from providing for himself and his family on a basis satisfactory to him. In no event, however, shall an asserted violation of the provisions of this Section 11 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

                    12. Successors. (a) This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

                  (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors. The Company shall require any successor to all or substantially all of the business and/or assets of the Company, whether direct or indirect, by purchase, merger, consolidation, acquisition of stock, or otherwise, by an agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if no such succession had taken place.

                    13. Miscellaneous. (a) Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, applied without reference to principles of conflict of laws.

                    (b) Arbitration. Except to the extent provided in Section 11(e), any dispute or controversy arising under or in connection with this Agreement shall be resolved by binding arbitration. The arbitration shall be held in New York, New York and except to the extent inconsistent with this Agreement, shall be conducted in accordance with the Expedited Employment Arbitration Rules of the American Arbitration Association then in effect at the time of the arbitration, and otherwise in accordance with principles which would be applied by a court of law or equity. The arbitrator shall be acceptable to both the Company and the Executive.

If the parties cannot agree on an acceptable arbitrator, the dispute shall be heard by a panel of three arbitrators, one appointed by each of the parties and the third appointed by the other two arbitrators.

                  (c) Amendments. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

                  (d) Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the matters referred to herein. No other agreement relating to the terms of the Executive's employment by the Company, oral or otherwise, shall be binding between the parties unless it is in writing and signed by the party against whom enforcement is sought. There are no promises, representations, inducements or statements between the parties other than those that are expressly contained herein. The Executive acknowledges that he is entering into this Agreement of his own free will and accord, and with no duress, that he has read this Agreement and that he understands it and its legal consequences.

                  (e) Notices. All notices and other communications hereunder shall be in writing and shall be given by hand-delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

       If to the Executive:                 at the  home  address  of the
                                            Executive  noted on the  records
                                            of the Company


       If to the Company:                   Alexander & Alexander Services
                                            1185 Avenue of the Americas
                                            New York, New York

                                     Attn.: Corporate Secretary

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

                  (f) Tax Withholding. The Company shall withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

                  (g) Severability; Reformation. In the event that one or more of the provisions of this Agreement shall become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby. In the event that any of the provisions of any of Section 11 are not enforceable in accordance with its terms, the Executive and the Company agree that such Section shall be reformed to make such Section enforceable in a manner which provides the Company the maximum rights permitted at law.



                  (h) Waiver. Waiver by any party hereto of any breach or default by the other party of any of the terms of this Agreement shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived. No waiver of any provision of this Agreement shall be implied from any course of dealing between the parties hereto or from any failure by either party hereto to assert its or his rights hereunder on any occasion or series of occasions.

                  (i) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

                  (j) Captions. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

                  IN WITNESS WHEREOF, the Executive has hereunto set his hand and the Company has caused this Agreement to be executed in its name on its behalf, and its corporate seal to be hereunto affixed and attested by its Secretary, all as of the day and year first above written.


                                    ALEXANDER & ALEXANDER SERVICES INC.



                             ------------------------------------------
                             Frank G. Zarb
                             Chairman of the Board,
                             President and Chief Executive Officer


WITNESSED:




------------------------------




                                        EXECUTIVE:


                                        ------------------------------------


WITNESSED:


-------------------------------